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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
ProCentury Corporation:

We consent to the following included herein in the registration statement on Form S-1:

     - The use of our reports dated July 29, 2003, with respect to the consolidated balance sheets of ProCentury Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for the years ended December 31, 2002 and 2001, the three-month period ended December 31, 2000 and for the nine-month period ended September 30, 2000 and all related consolidated financial statement schedules. Our reports contain an explanatory paragraph that states that the consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for the nine-month period ended September 30, 2000 are not comparable to other periods presented due to purchase accounting adjustments related to the acquisition discussed in note 1(c) to the consolidated financial statements. Also, our reports state that the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" in 2002.

     - References to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in such registration statement.


/s/ KPMG LLP

Columbus, Ohio
December 18, 2003